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                        REDHOOK ALE BREWERY, INCORPORATED

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE





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
                                                            Three Months Ended          Nine Months Ended
                                                               September 30,               September 30,
                                                          ----------------------    ------------------------
                                                             1997         1996           1997         1996
                                                          ---------    ---------      ---------    ---------
Primary and fully-diluted earnings per common share:
  Weighted average common shares outstanding......        7,686,686    7,685,312      7,686,244    7,684,855

  Weighted average common equivalent shares outstanding:
    Series B convertible redeemable preferred stock.....          -    1,289,872              -    1,289,872
    Stock options, net ...........................                -      166,574              -      171,500
                                                          ---------    ---------      ---------    ---------
Average number of common and
    common equivalent shares outstanding .........        7,686,686    9,141,758      7,686,244    9,146,227
                                                          =========    =========      =========    =========

Net Income (Loss) ................................        $(265,768)    $887,171      $(682,790)  $2,938,443
                                                          =========    =========      =========    =========

Net Income (Loss) per Share ......................           $(0.03)       $0.10         $(0.09)       $0.32
                                                          =========    =========      =========    =========
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